Free Writing Prospectus (To the Prospectus dated February 10, 2009, the Prospectus Supplement dated February 10, 2009)	Filed Pursuant to Rule 433 Registration No. 333-145845 July 2, 2009

$[—] Notes due July 25, 2012 Linked to the Best Performing Among Three Reference Baskets Medium-Term Notes, Series A, No. E-3400

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC(Rated AA-/Aa3‡)

Initial Valuation Date:	July 21, 2009

Issue Date:	July 24, 2009

Final Valuation Date:	July 20, 2012*

Maturity Date:	July 25, 2012* (resulting in a term to maturity of approximately 36 months)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Each of Reference Basket 1, Reference Basket 2 and Reference Basket 3, comprised of the following “linked shares”, weighted as indicated:

Linked Share	Ticker Symbol	Initial Price	Reference Basket 1 Weightings	Reference Basket 2 Weightings	Reference Basket 3 Weightings
SPDR Trust, Series 1	Bloomberg ticker symbol “SPY UP <Equity>”	[—]	50%	25%	25%
iShares® MSCI EAFE Index Fund	Bloomberg ticker symbol “EFA UP <Equity>”	[—]	25%	50%	25%
iShares MSCI Emerging Markets Index Fund	Bloomberg ticker symbol “EEM UP <Equity>”	[—]	25%	25%	50%

Payment at Maturity:

If you hold your Notes to maturity, you will receive, per $1,000.00 principal amount Note, a cash payment determined as follows:

$1,000.00 + ($1,000.00 x Basket Return of the Best Performing Reference Basket )

If the Basket Return of the Best Performing Reference Basket is negative, you will lose some or all of your initial investment.

Best Performing Reference Basket	The Reference Asset with the greatest Basket Return on the Final Valuation Date

Basket Return:

With respect to a Reference Asset, the basket return equals the weighted average of the percentage change (which may be positive or negative) in the value of each linked share from and including the basket initial valuation date to and including the basket final valuation date. The basket return will be calculated as follows:

C(i ) Initial = The closing price of each linked share on the basket initial valuation date;

C(i) Final = The closing price of each linked share on the basket final valuation date; and

W(i) = With respect to a Reference Asset, the weighting of each linked share, as indicated above.

Initial Price:	The closing price of the linked share on the initial valuation date.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06739JLT8 and US06739JLT87

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA- by Standard & Poor's, a division of the McGraw-Hill Companies, Inc, and will be rated Aa3 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked), and (2) is not a recommendation to buy, sell or hold securities.
*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-5 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

‡‡	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $[1,000] principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated February 10, 2009, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated February 10, 2009 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023309/d424b3.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Basket Return of the Best Performing Reference Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Return of The Best Performing Reference Basket	Payment at Maturity	Total Return on the Notes
55.00%	$1,550.00	55.00%
45.00%	$1,450.00	45.00%
35.00%	$1,350.00	35.00%
25.00%	$1,250.00	25.00%
15.00%	$1,150.00	15.00%
12.50%	$1,125.00	12.50%
10.00%	$1,100.00	10.00%
7.50%	$1,075.00	7.50%
5.00%	$1,050.00	5.00%
2.50%	$1,025.00	2.50%
0.00%	$1,000.00	0.00%
-5.00%	$950.00	-5.00%
-10.00%	$900.00	-10.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-50.00%	$500.00	-50.00%
-60.00%	$400.00	-60.00%
-70.00%	$300.00	-70.00%
-80.00%	$200.00	-80.00%
-90.00%	$100.00	-90.00%
-100.00%	$0.00	-100.00%

FWP–2

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1—The Basket Return of Reference Basket 1 is 10.00%, the Basket Return of Reference Basket 2 is 2.50% and the Basket Return of Reference Basket 3 is 5.00%.

Because the Basket Return of the Best Performing Reference Basket (Reference Basket 1) is 10.00%, the investor receives a payment at maturity of $1,100.00 per $1,000.00 principal amount, representing a total return of 10.00% on investment over the term of the Notes.

$1,000 + ($1,000 x Basket Return of the Best Performing Reference Basket)

$1,000 + ($1,000 x 10%) = $1,100.00

Example 2—The Basket Return of Reference Basket 1 is -20.00%, the Basket Return of Reference Basket 2 is -10.00% and the Basket Return of Reference Basket 3 is 2.50%.

Because the Basket Return of the Best Performing Reference Basket (Reference Basket 3) is 2.50%, the investor receives a payment at maturity of $1,025.00 per $1,000.00 principal amount, representing a total return of 2.50% on investment over the term of the Notes.

$1,000 + ($1,000 x Basket Return of the Best Performing Reference Basket)

$1,000 + ($1,000 x 2.50%) = $1,025.00

Example 3—The Basket Return of Reference Basket 1 is -40.00%, the Basket Return of Reference Basket 2 is -10.00% and the Basket Return of Reference Basket 3 is -20.00%.

Because the Basket Return of the Best Performing Reference Basket (Reference Basket 2) is -10.00%, the investor receives a payment at maturity of $900.00 per $1,000.00 principal amount, representing a total return of -10.00% on investment over the term of the Notes.

$1,000 + ($1,000 x Basket Return of the Best Performing Reference Basket)

$1,000 + ($1,000 x -10%) = $900.00

If the Basket Return of the Besting Performing Reference Basket is negative, you will lose some or all of your initial investment.

FWP–3

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to the reference asset; and

•

For a description of further adjustments that may affect the reference asset, see “Reference Assets—Equity Exchange-Traded Fund—Share Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”.

•

Appreciation Potential—The Notes provide the opportunity to enhance returns by entitling you to the positive Basket Return of the Best Performing Reference Basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

No Principal Protection—You may lose some or all of your initial investment. The Notes do not guarantee any return of principal. The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled forward contract with respect to the Best Performing Reference Basket. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss would generally be long-term capital gain or loss if you have held your Notes for more than one year.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the three linked shares in the reference baskets that is subject to the rules of Section 1260 of the Internal Revenue Code. If your Notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale or maturity of your Notes that is attributable to the appreciation of the shares of the three linked shares in the Best Performing Reference Basket over the term of your Notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual linked shares in the Best Performing Reference Basket on the date that you purchased your Notes and sold the linked shares on the date of the sale or maturity of the Notes (the “Excess Gain Amount”). Because the maturity payment under the Notes will only reflect the appreciation or depreciation in the value of the linked shares in the Best Performing Reference Basket and will not be determined by reference to any short-term capital gains or ordinary income, if any, that is recognized by holders of shares of the linked shares, we believe that it is more likely than not that the Excess Gain Amount will be equal to zero, and that the application of the constructive ownership rules will accordingly not have any adverse effects to you. Because the application of the constructive ownership rules is unclear, however, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your Notes should be treated in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

FWP–4

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the linked shares. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks described above, you should consider the following:

•

Barclays Wealth, the wealth management division of Barclays Capital Inc., may sell the Notes to certain of its customers and may receive compensation from Barclays Bank PLC in this capacity, which may create a potential conflict of interest. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity in connection with your purchase of the Notes—Barclays Wealth, the wealth management division of Barclays Capital Inc., may arrange for the sale of the Notes to certain of its clients. In doing so, Barclays Wealth will be acting as agent for Barclays Bank PLC and may receive compensation from Barclays Bank PLC in the form of discounts and commissions. The role of Barclays Wealth as a provider of certain services to such customers and as agent for Barclays Bank PLC in connection with the distribution of the Notes to investors may create a potential conflict of interest, which may be adverse to such clients. Barclays Wealth is not acting as your agent or investment adviser, and is not representing you in any capacity with respect to any purchase of Notes by you. Barclays Wealth is acting solely as agent for Barclays Bank PLC. If you are considering whether to invest in the Notes through Barclays Wealth, we strongly urge you to seek independent financial and investment advice to assess the merits of such investment.

•

Your Investment in the Notes May Result in a Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the basket return of the best performing of the three reference baskets and will depend on whether, and the extent to which, the basket return of the best performing reference basket is positive or negative. If the basket return of the best performing reference basket is negative, at maturity you will receive your initial investment as reduced by that negative basket return and may receive nothing.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the linked share would have.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Exposure to Risks of Each Linked Share—Your payment at maturity depends on the performance of each of the three linked shares in the reference baskets. You should, therefore, be prepared to be exposed to the risks related to each of the linked shares. Poor performance by any one of the linked shares over the term of the Notes may negatively affect the basket return of the best performing reference basket and the amount of your payment at maturity.

FWP–5

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the Notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Non-U.S. Securities Markets Risks—The securities included in some of the underlying indices are issued by foreign companies in foreign securities markets. These securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities linked to these underlying indices, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of securities included in these underlying indices will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the securities included in these underlying indices may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks Associated with Emerging Markets—An investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Related to the U.S. Dollar that Might Affect the Underlying Indices—The Basket Return of a Reference Asset will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the securities included in the underlying indices are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the linked share on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the linked shares;

•	the time to maturity of the Notes;

•	the dividend rate underlying the linked share;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Linked Shares

iShares® MSCI EAFE Index Fund

We have derived all information contained in this free writing prospectus regarding iShares® MSCI EAFE Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2008 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, Barclays Global Investors, N.A. (“BGI”) and Barclays Global Fund Advisors (“BGFA”). The ETF is an investment portfolio maintained and managed by the Trust. BGFA is the investment advisor to the ETF. The ETF is an exchange-traded fund that trades on NYSE Arca, Inc. (“NYSE Arca”) under the ticker symbol “EFA”.

The Trust is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Trust, BGFA or the ETF, please see the Prospectus for the iShares® MSCI EAFE Index Fund dated December 1, 2008. In addition, information about the Trust and the ETF may be obtained from the iShares® website at www.ishares.com.

FWP–6

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the European, Australasian, and Far Eastern markets, as measured by the MSCI EAFE® Index (the “Underlying Index”). The Underlying Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for international stock performance. As of December 31, 2008, the ETF’s three largest holdings by country were Japan, United Kingdom and France, respectively.

The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index. The ETF may invest the remainder of its assets in securities not included in the Underlying Index but which BGFA believes will held the ETF track its Underlying Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by BGFA.

Representative Sampling

The ETF pursues a “representative sampling” strategy in attempting to track the performance of Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, asset valuations, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. The difference between 100% and the ETF’s actual correlation with the Underlying Index is called “tracking error.” The ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its Underlying Index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

The ETF will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the ETF will concentrate to approximately the same extent that the Underlying Index concentrates in the stocks of such particular industry or group of industries.

FWP–7

Holdings Information

The following tables summarize the ETF’s top holdings in individual companies and by sector as of December 31, 2008.

Top holdings in individual securities as of December 31, 2008

Company	Percentage of Total Holdings
Nestle SA-Reg	1.93%
BP PLC	1.82%
Novartis AG-Reg	1.52%
Total SA	1.49%
HSBC Holdings PLC	1.46%
Roche Holding AG-Genusschein	1.38%
Vodafone Group PLC	1.35%
Glaxosmithkline PLC	1.24%
Telefonica SA	1.20%
Royal Dutch Shell PLC-A SHS	1.18%

Top holdings by sector as of December 31, 2008

Company	Percentage of Total Holdings
Financials	22.51%
Industrials	11.49%
Consumer Staples	10.11%
Consumer Discretionary	9.76%
Health Care	9.69%
Energy	8.56%
Materials	7.86%
Utilities	7.61%
Telecommunication Services	6.98%
Information Technology	5.07%

The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. The information on the iShares® website is not, and should not be considered, incorporated by reference herein.

iShares® is a registered mark of BGI. The Securities are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Performance of the ETF

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of the ETF on June 30, 2009 was $45.81. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$34.32	$28.54	$30.20
June 30, 2003	$37.93	$30.33	$36.10
September 30, 2003	$40.43	$35.89	$39.00
December 31, 2003	$45.63	$39.37	$45.59
March 31, 2004	$48.24	$45.00	$47.20
June 30, 2004	$48.41	$43.27	$47.67
September 30, 2004	$47.55	$44.47	$47.13
December 31, 2004	$53.53	$47.12	$53.42
March 31, 2005	$55.36	$51.13	$52.96
June 30, 2005	$53.94	$51.12	$52.39
September 30, 2005	$58.57	$51.24	$58.10
December 30, 2005	$60.95	$54.55	$59.43
March 31, 2006	$65.52	$60.21	$64.92
June 30, 2006	$70.65	$59.40	$65.39
September 29, 2006	$68.52	$60.93	$67.75
December 29, 2006	$74.66	$67.61	$73.22
March 30, 2007	$77.18	$70.90	$76.26
June 29, 2007	$81.79	$76.05	$80.77
September 28, 2007	$83.80	$67.50	$82.59
December 31, 2007	$86.50	$78.00	$78.50
March 31, 2008	$79.22	$65.63	$71.90
June 30, 2008	$78.77	$68.06	$68.67
September 30, 2008	$68.39	$52.00	$56.30
December 31, 2008	$56.42	$35.53	$44.86
March 31, 2009	$45.62	$31.56	$37.59
June 30, 2009*	$49.18	$37.28	$45.81

*	High, low and closing prices are for the period starting April 1, 2009 and ending June 30, 2009.

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iShares® MSCI Emerging Markets Index Fund

We have derived all information contained in this pricing supplement regarding iShares® MSCI Emerging Markets Index Fund (the “ETF”), including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus for the iShares® MSCI Emerging Markets Index Fund dated January 1, 2009 issued by iShares, Inc. (the “Company”). Such information reflects the policies of, and is subject to change by, the Company, Barclays Global Investors, N.A. (“BGI”) and Barclays Global Fund Advisors (“BGFA”). The iShares® MSCI Emerging Markets Index Fund is an investment portfolio maintained and managed by the Company. BGFA is the investment advisor to the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund is an exchange traded fund that trades on NYSE Arca under the ticker symbol “EEM”.

The Company is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. Information provided to or filed with the SEC by iShares® pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding the Company, BGFA or the iShares® MSCI Emerging Markets Index Fund, please see the Prospectus. In addition, information about iShares® and the iShares® MSCI Emerging Markets Index Fund may be obtained from the iShares® website at www.ishares.com.

Investment Objective and Strategy

The iShares® MSCI Emerging Markets Index Fund (the “ETF”) seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the MSCI Emerging Markets Index (the “Underlying Index”). The Underlying Index was developed by Morgan Stanley Capital International Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. As of September 30, 2008, the Underlying Index included equity securities with primary listings in the following countries: Argentina, Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Peru, Philippines, Russia, South Korea, Thailand and Turkey. As of September 30, 2008, the ETF’s three largest industries were energy, banks and materials, respectively.

The ETF uses a representative sampling strategy (as described below under “—Representative Sampling”) to try to track the Underlying Index. The ETF generally will invest at least 90% of its assets in the securities of the Underlying Index or in American Depositary Receipts (“ADRs”) and Global Depositary Receipts (“GDRs”) representing such securities. The ETF may invest the

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remainder of its assets in other securities, including securities not in the Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to its Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BGFA or its affiliates. BGFA will not charge portfolio management fees on that portion of the ETF assets invested in shares of other iShares funds.

Representative Sampling

The ETF pursues a “representative sampling” strategy in attempting to track the performance of Underlying Index, and generally does not hold all of the equity securities included in the Underlying Index. The ETF invests in a representative sample of securities in the Underlying Index, which have a similar investment profile as the Underlying Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying Index.

Correlation

The Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the Underlying Index will vary somewhat due to transaction costs, asset valuations, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. The difference between 100% and the ETF’s actual correlation with the Underlying Index is called “tracking error.” ETF, using a representative sampling strategy, can be expected to have a greater tracking error than a fund using replication indexing strategy. “Replication” is a strategy in which a fund invests in substantially all of the securities in its Underlying Index in approximately the same proportions as in the Underlying Index.

Industry Concentration Policy

The ETF will not concentrate its investments (i.e., hold 25% or more of its total assets in the stocks of a particular industry or group of industries), except that, to the extent practicable, the ETF will concentrate to approximately the same extent that the Underlying Index concentrates in the stocks of such particular industry or group of industries.

Holdings Information

The following tables summarize the ETF’s top holdings in individual companies and by sector as December 31, 2008.

Top holdings in individual securities as of December 31, 2008.

Company	Percentage of Total Holdings
Taiwan Semiconductor Manufacturing Co., Ltd.	3.55%
Samsung Electronics Co., Ltd.	3.51%
China Mobile, Ltd.	3.08%
Chunghwa Telecom Co., Ltd.	2.95%
POSCO	2.73%
Petroleo Brasileiro SA Series A	2.02%
OAO Gazprom	1.88%
Teva Pharmaceutical Industries Ltd.	1.84%
Petroleo Brasileiro SA	1.83%
Banco Itau Holding Financeira Series A	1.69%

Top holdings by sector as of December 31, 2008.

Sector	Percentage of Total Holdings
Financials	21.79%
Telecommunication Services	15.25%
Information Technology	14.36%
Energy	13.80%
Materials	13.77%
Industrials	5.11%
Utilities	4.93%
Consumer Staples	4.20%
Consumer Discretionary	3.47%
Health Care	2.58%

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The information above was compiled from the iShares® website. We make no representation or warranty as to the accuracy of the information above. The information on the iShares® website is not, and should not be considered, incorporated by reference herein.

iShares® is a registered mark of BGI. The Notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Historical Performance of the ETF

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of the ETF on June 30, 2009 was $32.23. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	N/A	N/A	N/A
June 30, 2003	$13.71	$11.08	$13.32
September 30, 2003	$15.92	$13.33	$15.10
December 31, 2003	$18.23	$15.30	$18.21
March 31, 2004	$19.89	$18.31	$19.50
June 30, 2004	$20.27	$15.88	$17.96
September 30, 2004	$19.20	$16.92	$19.17
December 31, 2004	$22.43	$18.87	$22.43
March 31, 2005	$24.73	$21.13	$22.53
June 30, 2005	$24.39	$21.53	$23.87
September 30, 2005	$28.38	$23.67	$28.29
December 30, 2005	$30.00	$24.95	$29.42
March 31, 2006	$33.80	$30.00	$33.00
June 30, 2006	$37.08	$27.12	$31.30
September 29, 2006	$33.33	$29.02	$32.26
December 29, 2006	$38.27	$31.63	$38.06
March 30, 2007	$39.86	$34.52	$38.83
June 29, 2007	$44.64	$38.74	$43.88
September 28, 2007	$50.67	$37.14	$49.82
December 31, 2007	$55.83	$47.18	$50.10
March 31, 2008	$50.75	$40.68	$44.79
June 30, 2008	$52.49	$44.43	$45.24
September 30, 2008	$44.77	$30.88	$34.17
December 31, 2008	$34.58	$18.22	$24.97
March 31, 2009	$27.28	$19.86	$24.81
June 30, 2009*	$34.89	$24.72	$32.23

*	High, low and closing prices are for the period starting April 1, 2009 and ending June 30, 2009.

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SPDR Trust, Series 1

We have derived all information contained in this free writing prospectus regarding the SPDR Trust, Series I, a unit investment trust (the “ETF”), from publicly available information. Such information reflects the policies of, and is subject to change by, PDR Services LLC, the sponsor of the SPDR Trust.

The ETF is an exchange traded fund designed to generally correspond to the price and yield performance of the S&P 500 Index. Information provided to or filed with the Securities and Exchange Commission (“SEC”) by the ETF can be located by reference to SEC file number 033-46080 or CIK code 0000884394 through the SEC’s website at http://www.sec.gov.

The payment you receive at maturity on the Notes linked to SPDRs will be based on the value of the depositary receipts of the SPDR Trust (the “SPDRs”), each of which represents a fractional undivided ownership interest in the SPDR Trust.

Because you may receive SPDRs as the payment due to you at the maturity of the Notes, in making your decision to invest in the Notes you should review the prospectus related to the SPDRs, dated February 24, 2009, filed by the SPDR Trust (“the SPDR Prospectus”). In making your decision to invest in the Notes you should pay particular attention to the sections of the SPDR Prospectus entitled “Risk Factors” and “Restrictions on Purchases of SPDRs by Investment Companies.”

As of September 30, 2008, ordinary operating expenses of the SPDR Trust accrue at an annual rate of 0.0945% of the SPDR Trust’s daily net asset value. The expenses of the SPDR Trust may increase in the future. Expenses of the SPDR Trust reduce the net value of the assets held by the SPDR Trust and, therefore, reduce the value of each SPDR.

We are authorized to participate in the creation and redemption of SPDRs by the SPDR Trust. This means that we have executed a Participant Agreement with the SPDR Trust and may participate in the creation of SPDRs by following the procedures set forth in the SPDR Prospectus under the caption “The Trust” and may redeem SPDRs by following the procedures set forth in the SPDR Prospectus under the caption “Redemption of SPDRs.”

The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500 Index at any time.

The S&P 500 Index is composed of five hundred (500) selected stocks, of which are listed on the Exchange, the NYSE or NASDAQ, and spans over 24 separate industry groups. As of December 31, 2008, the five largest industry groups comprising the S&P 500 Index were: Information Technology 15.27%, Health Care 14.79%, Energy 13.34%, Financials 13.29% and Consumer Staples 12.88%. Since 1968, the S&P 500 Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy. Current information regarding the market value of the S&P 500 Index is available from market information services. The S&P 500 Index is determined, comprised and calculated without regard to the Trust. This information is subject to change by S&P.

Historical Performance of the ETF

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. The closing price of the ETF on June 30, 2009 was $91.95. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2003	$93.86	$79.38	$84.74
June 30, 2003	$102.18	$84.91	$97.63
September 30, 2003	$104.70	$96.34	$99.95
December 31, 2003	$111.52	$100.20	$111.28
March 31, 2004	$116.95	$108.85	$113.10
June 30, 2004	$115.41	$108.06	$114.53
September 30, 2004	$114.40	$106.59	$111.76
December 31, 2004	$121.66	$109.35	$120.87
March 31, 2005	$123.25	$116.25	$117.96
June 30, 2005	$121.94	$113.55	$119.18
September 30, 2005	$124.74	$118.26	$123.04
December 30, 2005	$128.09	$116.88	$124.51
March 31, 2006	$131.47	$124.39	$129.83
June 30, 2006	$132.80	$122.34	$127.23
September 29, 2006	$133.99	$122.39	$133.58
December 29, 2006	$143.24	$132.34	$141.62
March 30, 2007	$146.42	$136.75	$142.00
June 29, 2007	$154.40	$140.89	$150.43
September 28, 2007	$156.00	$137.00	$152.58
December 31, 2007	$157.52	$140.66	$146.21
March 31, 2008	$146.99	$126.00	$131.97
June 30, 2008	$144.30	$127.04	$127.98
September 30, 2008	$131.51	$110.97	$115.99
December 31, 2008	$116.69	$74.34	$90.24
March 31, 2009	$94.55	$67.10	$79.52
June 30, 2009*	$96.11	$78.33	$91.95

*	High, low and closing prices are for the period starting April 1, 2009 and ending June 30, 2009.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of the Notes of a particular series may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

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